Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

SEI Daily Income Trust:

We consent to the use of our report dated March 28, 2018, with respect to the financial statements of the SEI Daily Income Trust, comprised of the Government Fund, Government II Fund, Treasury Fund, Treasury II Fund, Ultra Short Duration Bond Fund, Short- Duration Government Fund, and GNMA Fund as of January 31, 2018, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Philadelphia, Pennsylvania

May 31, 2018